EXHIBIT 12

                               GENERAL MILLS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                            FISCAL YEAR ENDED
                                          -----------------------------------------------------------
                                            May 27,     May 28,      May 30,     May 31,      May 25,
                                              2001        2000         1999        1998         1997
-----------------------------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges            5.29        6.25         6.67        5.63         6.54


     For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from operations, plus pretax earnings or losses of joint ventures, plus fixed charges, less adjustment for capitalized interest. Fixed charges represent gross interest expense plus one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.